As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	22-3305147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

343 Thornall Street, Edison, New Jersey (732) 590-1000	08837-2206
(Address, including telephone number, of Principal Executive Offices)	Zip Code

MACK-CALI REALTY CORPORATION

2013 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Mitchell E. Hersh

President and Chief Executive Officer

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

(732) 590-1000

(Name, address and telephone number of agent for service)

Copy to:

 Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

(212) 218-3338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.01 par value)	4,600,000	*	$28.20	$129,720,000	$17,694

*                                              All of the securities registered by this registrations statement are issuable under the Plan.

**                                       Estimated, in accordance with Rule 457(h), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share represents the average of the high and low prices of our common stock as reported by The New York Stock Exchange on May 15, 2013

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to directors, officers, employees, consultants and advisors as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.

We hereby incorporate by reference in this registration statement, as amended, the following documents:

(a)                                      Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2012;

(b)                                      Our Quarterly Report on Form 10-Q (File No. 1-13274) for the three months ended March 31, 2013;

(c)                                       Our Current Reports on Forms 8-K (File No. 1-13274) as filed with the SEC on April 16, 2013, April 29, 2013 (excluding the information furnished therein under Items 7.01 and 9.01), April 30, 2013 (excluding the information furnished therein under Items 7.01 and 9.01), May 6, 2013,  May 8, 2013 and May 17, 2013;

(d)                                      Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 15, 2013, as filed with the SEC on April 12, 2013, as supplemented on May 7, 2013; and

(e)                                       The description of our common stock and the description of certain provisions of Maryland Law contained in:

i.             Our Registration Statement on Form 8-A dated August 9, 1994;

ii.          Our Articles of Restatement dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference); and

iii.       Any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a subsequent post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified under Maryland law, our charter and bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement of Mack-Cali Realty,

L.P.”), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. The MGCL does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the MGCL. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors of Mack-Cali Realty, L.P.

In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by our stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commissionis of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

4.1	Form of Common Stock Certificate (filed as Exhibit 4.3 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-141259) and incorporated herein by reference).
5.1*	Opinion of Seyfarth Shaw LLP.
10.1*	Mack-Cali Realty Corporation 2013 Incentive Stock Plan.
23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1*	Power of Attorney (see signature page).

*                                              Filed herewith.

Item 9.              Undertakings.

(a)                                             The undersigned registrant, hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of our annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 21st day of  May, 2013.

MACK-CALI REALTY CORPORATION
By:

/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Hersh, Barry Lefkowitz, Roger W. Thomas, Anthony Krug or any one of them, his attorneys-in-fact and agents, each with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Act granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Mack	Chairman of the Board	May 21, 2013
William L. Mack

/s/ Mitchell E. Hersh	President, Chief Executive Officer and Director (principal executive officer)	May 21, 2013
Mitchell E. Hersh

/s/ Barry Lefkowitz	Executive Vice President and Chief Financial Officer (principal financial officer)	May 21, 2013
Barry Lefkowitz

/s/ Anthony Krug	Chief Accounting Officer (principal accounting officer)	May 21, 2013
Anthony Krug

/s/ Alan S. Bernikow	Director	May 21, 2013
Alan S. Bernikow

/s/ Kenneth M. Duberstein	Director	May 21, 2013
Kenneth M. Duberstein

/s/ Nathan Gantcher	Director	May 21, 2013
Nathan Gantcher

/s/ David S. Mack	Director	May 21, 2013
David S. Mack

/s/ Alan G. Philibosian	Director	May 21, 2013
Alan G. Philibosian

/s/ Irvin D. Reid	Director	May 21, 2013
Irvin D. Reid

/s/ Vincent Tese	Director	May 21, 2013
Vincent Tese

/s/ Roy J. Zuckerberg	Director	May 21, 2013
Roy J. Zuckerberg

INDEX TO EXHIBITS

4.1	Form of Common Stock Certificate (filed as Exhibit 4.3 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-141259) and incorporated herein by reference).
5.1*	Opinion of Seyfarth Shaw LLP.
10.1*	Mack-Cali Realty Corporation 2013 Incentive Stock Plan.
23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1*	Power of Attorney (see signature page).

*               Filed herewith.